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                                                                    EXHIBIT 99.1

              SYNTEL REPORTS SECOND QUARTER 2006 FINANCIAL RESULTS

HIGHLIGHTS:

     -    Q2 revenue increase of 18% to $64.4 million over Q2, 2005

     -    Q2 EPS of $0.27 per diluted share

     -    Global headcount of 6,669

     -    Period-ending cash balance & short term investments of $113M

TROY, Mich. - July 20, 2006 - Syntel, Inc. (SYNT), a global information technology services firm, today announced financial results for the second quarter, ended June 30, 2006.

SECOND QUARTER 2006 FINANCIAL HIGHLIGHTS

Syntel's total revenue for the second quarter increased 18 percent to $64.4 million, compared to $54.7 million in the prior-year period and 1.4 percent sequentially from $63.5 million in the first quarter of 2006. The Company's gross margin was 35.6 percent in the second quarter, compared to 40.1 percent in the prior-year period and 38.3 percent in the first quarter of 2006. Margins were impacted by offshore wage increases and visa expenses.

During the second quarter, Syntel's focus area of Applications Outsourcing accounted for 72 percent of total revenue, with e-Business contributing 14 percent, TeamSourcing at 7 percent, and Business Process Outsourcing (BPO) at 7 percent.

The Company's Selling, General and Administrative (SG&A) expenses were 18.1 percent in the second quarter of 2006, compared to 19.6 percent in the prior-year period and 16.7 percent in the first quarter of 2006. The SG&A for the current quarter increased mainly due to additional legal reserves and facility related expenses. Syntel's income from operations was 17.5 percent in the second quarter, compared to 20.5 percent in the prior-year quarter and 21.6 percent in the first quarter of 2006.

Syntel's global headcount grew five percent during the second quarter of 2006 to 6,669 as compared to 6,357 at the end of the first quarter. The Company finished the quarter with cash and short term investments of $113.4 million.

Syntel added nine new clients in the quarter and launched 90 new engagements. The Company added three new "Hunting Licenses" or preferred partnership agreements during the quarter, taking the total to 76 strategic relationships.

OPERATIONAL HIGHLIGHTS

"Syntel continued to make progress in developing our client base and deepening our strategic relationships," said Syntel Chairman and Chief Executive Officer Bharat Desai. "We continue to focus on our investment programs, which are designed to further enhance our people, infrastructure and processes and drive even more value for our clients."

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UPDATED 2006 GUIDANCE

Based on current visibility levels, the Company now expects 2006 revenue in the range of $260-$268 million and EPS between $1.07 to $1.11.

SYNTEL TO HOST CONFERENCE CALL

Syntel will discuss its second quarter performance today on a conference call at 10:00 a.m. (Eastern). To listen to the call, please dial (888) 689-9220. The call will also be broadcast live via the Internet at Syntel's web site: www.syntelinc.com under the "Investor Relations" section. Please go to the web site at least 15 minutes prior to the call start time to register and download any necessary audio software. A replay will be available by dialing (800) 642-1687 and entering "2195686" from 1:00 p.m. on July 20, 2006 until midnight on July 27, 2006. International callers may dial (706) 645-9291 and enter the same pass code.

ABOUT SYNTEL

Syntel (SYNT) is a leading global provider of custom outsourcing solutions in a broad spectrum of information technology and information technology-enabled services. The Company's vertical practices support the entire Design-Build-Operate-Optimize lifecycle of systems and processes for corporations in the Financial Services, Insurance, Retail, Health Care and Automotive industries. The first US-based firm to launch a Global Delivery Service to drive speed-to-market and quality advantages for its customers, Syntel now leverages this efficient model for the majority of its Global 2000 customers. Recently named one of Forbes Magazine's "Best 200 Small Companies in America," Syntel has more than 6,600 employees worldwide, is assessed at Level 5 of the SEI's CMMI, BS 7799-2:2002 as well as ISO 9001:2000 certified. To learn more, visit us at:www.syntelinc.com.

SAFE HARBOR PROVISION

This news release includes forward-looking statements, including with respect to the future level of business for Syntel, Inc. These statements are necessarily subject to risk and uncertainty. Actual results could differ materially from those projected in these forward-looking statements as a result of certain risk factors set forth in the Company's Annual Form 10-K document dated March 14, 2006. Factors that could cause results to differ materially from those set forth above include general trends and developments in the information technology industry, which is subject to rapid technological changes, and the Company's concentration of sales in a relatively small number of large customers, as well as intense competition in the information technology industry, which the Company believes will increase.

                                      # # #

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                          SYNTEL, INC. AND SUBSIDIARIES
                   CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                  THREE MONTHS          SIX MONTHS
                                                 ENDED JUNE 30        ENDED JUNE 30
                                               -----------------   -------------------
                                                 2006      2005      2006       2005
                                               -------   -------   --------   --------
Net Revenues                                   $64,410   $54,677   $127,906   $105,409
Cost of revenues                                41,470    32,754     80,632     62,458
                                               -------   -------   --------   --------
GROSS PROFIT                                    22,940    21,923     47,274     42,951
Selling, general and administrative expenses    11,645    10,699     22,243     21,864
                                               -------   -------   --------   --------
Income from operations                          11,295    11,224     25,031     21,087
Other income, principally interest               1,338       708      2,227      1,844
                                               -------   -------   --------   --------
Income before income taxes                      12,633    11,932     27,258     22,931
Provision for income taxes                       1,580     2,246      4,150      4,251
                                               -------   -------   --------   --------
NET INCOME                                     $11,053   $ 9,686   $ 23,108   $ 18,680
                                               =======   =======   ========   ========
Dividend Per Share :                           $  0.06   $  0.06   $   0.12   $   1.62
EARNINGS PER SHARE :
   Basic                                       $  0.27   $  0.24   $   0.57   $   0.46
   Diluted                                     $  0.27   $  0.24   $   0.56   $   0.46
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING :
   Basic                                        40,788    40,519     40,742     40,442
                                               =======   =======   ========   ========
   Diluted                                      41,043    40,570     40,996     40,548
                                               =======   =======   ========   ========

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                          SYNTEL, INC. AND SUBSIDIARIES
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)

                                                     JUNE, 30   DECEMBER, 31
                                                       2006         2005
                                                     --------   ------------
                      ASSETS

Current assets:
   Cash and cash equivalents                         $ 74,600     $ 99,390
   Short term investments                              38,782       21,083
   Accounts receivable, net of allowance for
   doubtful accounts of $2,594 and $2,575 at June
   30, 2006 and December 31, 2005, respectively        36,252       27,907
   Revenue earned in excess of billings                12,069        8,366
   Deferred income taxes and other current assets      12,070       10,003
                                                     --------     --------
      Total current assets                            173,773      166,749
Property and equipment                                 61,066       54,690
   Less accumulated depreciation and amortization      27,266       25,504
                                                     --------     --------
      Property and equipment, net                      33,800       29,186
Goodwill                                                  906          906
Deferred income taxes and other noncurrent assets       3,177        1,320
                                                     --------     --------
                                                     $211,656     $198,161
                                                     ========     ========
                    LIABILITIES

Current liabilities:
   Accrued payroll and related costs                 $ 15,549     $ 15,906
   Income taxes payable                                 5,396        9,809
   Accounts payable and other current liabilities      16,830       16,812
   Deferred revenue                                     1,927        3,356
                                                     --------     --------
      Total liabilities                                39,702       45,883

               SHAREHOLDERS' EQUITY

Total shareholders' equity                            171,954      152,278
                                                     --------     --------
Total liabilities and shareholders' equity           $211,656     $198,161
                                                     ========     ========